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                                                                    Exhibit 99.1

                    [LETTERHEAD OF PRIME GROUP REALTY TRUST]

At Prime Group Realty Trust:                           At FRB | Weber Shandwick:
Stephen J. Nardi             Louis G. Conforti         Georganne Palffy
Chairman of the Board        Office of the President   General Inquiries
312/917-1300                 Chief Financial Officer   312/266-7800
                             312/917-1300

FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 26, 2002

                     PRIME GROUP REALTY TRUST CLOSES ON SALE
                     OF NON-CORE SUBURBAN OFFICE PROPERTIES

Chicago, IL, June 26, 2002 - Prime Group Realty Trust (NYSE: PGE, the "Company") announced today that it has closed on the previously announced sale of nine suburban office properties to an affiliate of Blackstone Real Estate Advisors, L.P. ("Blackstone").

The nine properties purchased by Blackstone include: 2100 Swift Drive and 2000 York Road located in Oak Brook, Illinois; Enterprise Center in Westchester, Illinois; 6400 Shafer Court in Rosemont, Illinois; Citibank Building, Salt Creek/Sun Annex, and Two Century Centre located in Schaumburg, Illinois; Commerce Point I/II/Tech in Arlington Heights, Illinois; and Pine Meadows Corporate Center located in Libertyville, Illinois. These nine non-core assets contain approximately 1.4 million square feet, and represent 39.9% of the Company's suburban office portfolio and 15.7% of the Company's total office portfolio.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company owns 15 office properties containing an aggregate of approximately 6.4 million net rentable square feet and 30 industrial properties containing an aggregate of approximately 3.9 million net rentable square feet. In addition, the Company has joint venture interests in two office properties containing an aggregate of approximately 1.3 million net rentable square feet. The portfolio also includes approximately 202.1 acres of developable land and the Company has the right to acquire more than 31.6 additional acres of developable land which management believes could be developed with approximately 5.0 million rental square feet of office and industrial space. In addition to the properties described above, the Company is developing Dearborn Center in downtown Chicago, a Class A, state-of-the-art office tower containing 1.5 million rentable square feet of office space. The Company also

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Prime Group Realty Trust
Add 1

owns a joint venture interest in a new office development consisting of 0.1 million of rentable square feet in suburban Chicago.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.